UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): September 21, 2009

Lincoln Educational Services Corporation

(Exact Name of Registrant as Specified in Charter)

New Jersey	000-51371	57-1150621
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Executive Drive, Suite 340 West Orange, New Jersey 07052		07052
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (973) 736-9340

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                Other Events

In connection with a proposed secondary offering of shares of common stock of Lincoln Educational Services Corporation (the “Company”) pursuant to a shelf registration statement on Form S-3 (File No. 333-148406), the Company expects to include the following disclosure under the headings “Regulation” and “Risk Factors” in the prospectus supplement forming part of the registration statement:

Recent Developments

On August 5, 2009, we announced that, for the third quarter of 2009, we expect revenue to be in the range of $134.0 million to $138.0 million and diluted EPS to be in the range of $0.34 to $0.36.  Based on third quarter starts to date, expect to exceed this previously issued guidance and expect to enter the fourth quarter of 2009 with approximately 9,000 more students (or approximately 5,600 more students on a same school basis) than we had at the beginning of the fourth quarter of 2008.

Regulation

Students attending our schools finance their education through a combination of family contributions, individual resources, private loans and federal financial aid programs. Each of our schools participates in the federal programs of student financial aid authorized under the Title IV Programs, which are administered by the Department of Education, or the DOE. For the year ended December 31, 2008, approximately 79% (calculated based on cash receipts) of our revenues were derived from the Title IV Programs. Students obtain access to federal student financial aid through a DOE prescribed application and eligibility certification process. Student financial aid funds are generally made available to students at prescribed intervals throughout their predetermined expected length of study. Students typically use the funds received from the federal financial aid programs to pay their tuition and fees. The transfer of funds from the financial aid programs are to the student, who then applies those funds to the cost of his or her education.

In connection with the students’ receipt of federal financial aid, our schools are subject to extensive regulation by governmental agencies and licensing and accrediting bodies. In particular, the Title IV Programs, and the regulations issued thereafter by the DOE, subject us to significant regulatory scrutiny in the form of numerous standards that each of our schools must satisfy in order to participate in the various federal student financial aid programs. To participate in the Title IV Programs, a school must be authorized to offer its programs of instruction by the applicable state education agencies in the states in which it is physically located, be accredited by an accrediting commission recognized by the DOE and be certified as an eligible institution by the DOE. The DOE will certify an institution to participate in Title IV Programs only after the institution has demonstrated compliance with the Higher Education Act of 1965, as amended, or HEA, and the DOE’s extensive regulations regarding institutional eligibility. The DOE defines an eligible institution to consist of both a main campus and its additional locations, if any. Each of our schools is either a main campus or an additional location of a main campus. Each of our schools is subject to extensive regulatory requirements imposed by state education agencies, accrediting commissions, and the DOE. Because the DOE periodically revises its regulations and changes its interpretations of existing laws and regulations, we cannot predict with certainty how Title IV Program requirements will be applied in all circumstances. Our schools also participate in other federal and state financial aid programs that assist students in paying the cost of their education.

Our recent acquisition of Briarwood College and of the Baran schools resulted in a change in ownership of such schools requiring each of those schools and their campuses to reapply for eligibility to participate in the Title IV programs and for approvals from their accrediting and state licensing agencies. Briarwood and each of the Baran schools has each received a Provisional Program Participation Agreement from the DOE following completion of the DOE’s review of the change in ownership, and has received approval of the change in ownership from its accrediting agency and from its state licensing agency.

Prior to our acquisition of the Baran schools, the DOE notified those schools that they did not meet DOE financial responsibility standards and, as a result, must submit letters of credit to the DOE in the amount of $2.0 million and be placed on heightened cash monitoring 1 status. The required letters of credit have been submitted to the DOE and have an expiration date of December 31, 2009. Clemens College has submitted to the DOE a separate letter of credit for $0.1 million which has an expiration date of March 2010. Prior to our acquisition of the American School of Nursing, or ASN, the Accrediting Bureau of Health Education Schools, or ABHES, directed the school to show cause why its accreditation should not be withdrawn based upon a visit to the school’s branch campus in St. Petersburg, Florida. The show cause order has been extended until the next ABHES commission meeting in December 2009. A formal response addressing the remaining concerns of ABHES is due October 1, 2009. Subsequent to our acquisition of the school, we have engaged in a process to respond to the show cause order and to work closely with ABHES to resolve any potential issues. While we cannot assure you that ABHES will not withdraw its accreditation of ASN, we believe that we will be able to address the concerns of ABHES and that they will vacate the show cause order.

Prior to our acquisition of Briarwood, the American Board of Funeral Service Education, or ABFSE, the accrediting agency that provides programmatic accreditation of the college’s mortuary sciences program, placed the program on show cause. Briarwood submitted a response and has hosted a follow-up visit from the agency on February 9—10, 2009. The school received a visit report and submitted a response to that report which was reviewed by ABFSE at its commission meeting. ABFSE informed the school that the show cause will stay in place until 2010 subject to improvement in the pass rate of the certification test. While we cannot assure you that ABFSE will not withdraw its accreditation of the mortuary sciences program, we believe that we will be able to address the concerns of ABFSE and they will vacate the show cause order.

In addition, Briarwood self-reported a matter of potential regulatory non-compliance to the DOE regarding the eligibility of certain students to receive Title IV funds for their enrollment in certain educational programs. The institution received a letter from the DOE requesting that the school provide a list of all students who attended the program and the total amount of their Title IV disbursements. We obtained an escrow and indemnity arrangement with the former owner of Briarwood to cover what we believe would be the potential liabilities arising out of the matter. The matter is presently under consideration by the DOE.

In addition, we were recently notified by the State of Connecticut Department of Higher Education, or the DHE, that each of Lincoln Technical Institute—East Windsor, or Windsor, and Lincoln Technical Institute—Hartford, or Hartford, two of the schools we acquired in January 2009 in connection with our acquisition of Baran, did not meet the DHE’s fiscal viability standards requiring sufficient liquid assets or other evidence of fiscal soundness for the year ended December 31, 2008, which preceded our acquisition of Baran. Specifically, according to the DHE’s calculations, Windsor’s composite score for 2008 was -1.0 and Hartford’s composite score was -1.0, both of which are less than the 1.5 required by the DHE. The DHE is scheduled to hold a compliance meeting on September 24, 2009 and has required that we attend the meeting to provide further information at the meeting. We plan to attend the compliance meeting with DHE to discuss this matter and present additional information. We believe that each school would have met or exceeded the DHE requirement if its financial results had been consolidated with our financial results for the year ended December 31, 2008. If the DHE’s determination stands, the two schools may be required to submit letters of credit to the DHE or be subject to revocation of authorizations to operate as a for-profit provider, loss of federal funding, limitations on the operations on their business, injunctions or fines, money damages, or other penalties, including being placed on probation for a period of up to one year.

Our schools in Union, Mahwah and Shelton are each in the process of renewing their accreditation with ACCSCT. Each school has had a team visit by ACCSCT, filed a response to the report from the team visit, and awaits formal reaccreditation at an upcoming commission meeting. The schools remain accredited pending a final determination by ACCSCT on their renewal of accreditation.

The DOE is in the process of issuing new regulations to implement the amendments made to the HEA by the Higher Education Opportunity Act enacted in August 2008. The new regulations will emerge from five negotiated rulemaking sessions conducted and concluded earlier this year and will cover a broad range of topics including the 90/10 rule, cohort default rates and other matters discussed under ‘‘Regulation’’ in our Annual Report on Form 10-K, incorporated by reference into this prospectus supplement. The DOE has published new regulations in proposed form, which are subject to notice and comments from the public and are expected to be issued in final form no later than November 1, 2009. We are closely monitoring any policy or regulatory changes resulting from these rulemaking sessions which could impact our institutions and our business.

In June 2009, the DOE held three public hearings focused on developing new Title IV regulations. The DOE has stated that it plans to convene negotiated rulemaking sessions at the end of October 2009 with the objective of developing regulations to address issues raised at the public hearings and in writing. These topics include, among others, satisfactory academic progress, incentive compensation, gainful employment in a recognized occupation, state authorization as a component of institutional eligibility, the definition of a credit hour, verification of information included on student aid applications, definition of a high school diploma as a condition of receiving federal student aid, misrepresentation of information provided to students and prospective students, ability to benefit, agreements between institutions of higher education, retaking coursework, term-based module programs, return of federal student aid funds, and the timeliness and method of disbursement of federal student aid. The DOE has stated that the schedule for these negotiated rulemaking sessions has been developed to ensure publication of the final regulations by November 1, 2010.

In July 2009, the House Committee on Education and Labor passed the Student Aid and Fiscal Responsibility Act of 2009, H.R. 3221. This legislation, which was designed to address the goals outlined by the U.S. federal budget, would amend the Higher Education Act to prohibit new federally guaranteed loans from being made under the Federal Family Education Loan, or FFEL, Program, beginning on July 1, 2010, at which time all new federal education loans would be originated through the Federal Direct Loan Program. The legislation would also, among other matters, provide for automatic increases in the maximum amount of the Federal Pell Grant for which a student would be eligible (subject to appropriations), create a new Federal Direct Perkins Loan program (to replace the current Perkins loan program) and provide relief to for-profit institutions by amending the 90/10 rule (i) to extend to July 2012 the ability of for-profit institutions to exclude from their Title IV revenues the additional $2,000 per student in certain annual federal student loan amounts that became available in June 2008, (ii) to exclude from the 90/10 rule calculation for the period July 1, 2010 through July 1, 2012 the revenue received from loans disbursed under the Federal Direct Perkins Loan program (iii) to extend from two consecutive years to three consecutive years the period for which for-profit institutions must derive no more than 90% of their revenues from the Title IV programs before losing eligibility under the 90/10 rule, and (iv) to give for-profit institutions two years (as opposed to one) of non-compliance with the 90/10 rule before they would be moved into provisional eligibility status. The Student Aid and Fiscal Responsibility Act of 2009 has not been passed by Congress and is subject to further review and amendment. If the legislation passes, our institutions would be required to certify loans through the Federal Direct Loan Program rather than through the FFEL Program. Each of our institutions is eligible to participate in, and some of our institutions are currently participating in, the Federal Direct Loan Programs. We expect to be able to fully transition from the FFEL Program to the Federal Direct Loan Program by the proposed July 1, 2010 phase-out date, if necessary. See ‘‘Regulation’’ in our Annual Report on Form 10-K incorporated by reference herein.

Risk Factors

A protracted economic slowdown and rising unemployment could harm our business if our students are unable to obtain employment upon completion of their programs, are unable to repay student loans or elect not to pursue education with us.

We believe that many students pursue postsecondary education to be more competitive in the job market. However, the current economic recession has adversely affected job markets and a protracted economic slowdown could further increase unemployment and diminish job prospects and placement rates. Our placement rates declined in 2008 compared to 2007, and further diminished job prospects and placement rates and heightened financial worries could affect the willingness of students to incur loans to pay for postsecondary education and to pursue postsecondary education in general. As a result, our enrollment and operating performance could suffer. The recent weakness in the job markets could also affect the prospects for long-term job growth, and there can be no assurance that the growth projected by the U.S. Bureau of Labor Statistics through 2016 will materialize.

In addition, many of our students borrow Title IV loans to pay for tuition, fees and other expenses. A protracted economic slowdown could negatively impact our students’ ability to repay those loans which could negatively impact the cohort default rates of our institutions. Our 2006 cohort default rates at our institutions, including Briarwood and the Baran schools, as reported by the DOE range from 5.8% to 19.3%. Our 2007 cohort default rates as reported by the DOE range from 0% to 22.9%, and were higher than the 2006 cohort default rates for most of our schools, and the weakness in the economy could continue to increase default rates. For information regarding the historical default rates for our schools, see ‘‘Business—Regulatory Environment—Federal Family Education Loan Program’’ in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. An increase in our cohort default rates in excess of specified levels could cause our institutions to lose their eligibility to participate in some or all Title IV Programs which could have a material adverse effect on our operations. See ‘‘Risk Factors—Risks Related to Our Industry—Our institutions would lose eligibility to participate in Title IV Programs if their former students defaulted on repayment of their federal student loans in excess of specified levels, which could reduce our student population and revenues’’ in our Annual Report on Form 10-K for the year ended December 31, 2008.

We may not achieve our revenue and earnings guidance for the third quarter of 2009 and our estimated student population as of the beginning of the fourth quarter of 2009.

This prospectus supplement contains guidance with respect to our revenue and diluted EPS for the third quarter of 2009.  This guidance is based on preliminary results for a portion of the third quarter of 2009, reflects a number of assumptions (including, among other things, assumptions about our overall costs, student starts and student attrition for the quarter) and is inherently subject to significant uncertainties and contingencies, including the risk factors described or incorporated by reference in this prospectus supplement and the accompanying prospectus.  Our guidance constitutes forward-looking statements that may not materialize and may vary significantly from actual results.  In addition, our results for the third quarter of 2009 will be subject to normal quarter-end closing procedures and adjustments, which could cause actual results to differ materially from our estimates.

This prospectus supplement also includes guidance with respect to our student population as of the beginning of the fourth quarter of 2009.  The timing and volume of student starts and student attrition can vary for reasons beyond our control.  If in the third quarter of 2009 actual student starts are lower or attrition rates are higher than we currently expect, our student population as of the beginning of the fourth quarter of 2009 could be significantly lower than expected, which could also have a material adverse effect on our revenue and earnings for the quarter.  Additionally, growth rates in student starts and enrollment may not continue to increase at the same levels we achieved through the first three quarters of 2009.

You should not regard the inclusion of any of the guidance in this prospectus supplement as a representation by us, the selling stockholder, the underwriters or any other person that we will actually achieve the results expected or that such expected results are indicative of the results we may achieve in any future period.

Our failure to comply with regulations promulgated by the DOE could result in financial penalties, or the limitation, suspension, or termination of our continued participation in the Title IV programs.

The issues addressed in the regulations that have been or are expected to be proposed by the DOE, as well as the issues to be addressed in the upcoming negotiated rulemaking process, which are described under ‘‘Prospectus Supplement Summary—Regulation’’ in this prospectus supplement, are broad and complex and concern a number of significant aspects of the Title IV programs, including eligibility and certification, administrative capability, school-lender relationships, the 90/10 rule, incentive compensation and student loan default rates. At this time, we cannot be certain whether and to what extent any changes may affect our ability to remain eligible to participate in the Title IV programs or require us to incur additional costs in connection with our administration of the Title IV programs. Any future changes that jeopardize our eligibility to participate in some or all of the Title IV programs could materially adversely affect us. Failure of an institution to comply with new or existing DOE regulations could result in sanctions, including loss of eligibility to participate in Title IV programs; requirement to repay Title IV funds and related costs to the DOE and lenders; transfer of the institution to the heightened cash monitoring level two method of payment or to the reimbursement method of payment, which would adversely affect the timing of the institution’s receipt of Title IV funds; requirement to post a letter of credit in favor of the DOE as a condition for continued Title IV certification; requirement to provide timely information regarding certain oversight and financial events; proceedings to impose a fine or to limit, suspend or terminate the institution’s participation in Title IV programs; an emergency action to suspend the institution’s participation in Title IV programs without prior notice or a prior opportunity for a hearing; denial or refusal to consider an institution’s application for renewal of its certification to participate in Title IV programs; or referral of a matter for possible civil or criminal investigation.

Our regulatory environment and our reputation may be negatively influenced by the actions of other postsecondary institutions.

In recent years, regulatory investigations and civil litigation have been commenced against several postsecondary educational institutions. These investigations and lawsuits have alleged, among other things, deceptive trade practices and non-compliance with DOE regulations. These allegations have attracted adverse media coverage and have been the subject of federal and state legislative hearings. Although the media, regulatory and legislative focus has been primarily on the allegations made against these specific companies, broader allegations against the overall postsecondary sector may negatively impact public perceptions of postsecondary educational institutions, including us. Such allegations could result in increased scrutiny and regulation by the DOE, U.S. Congress, accrediting bodies, state legislatures or other governmental authorities on all postsecondary institutions, including us.

System disruptions to our technology infrastructure could impact our ability to generate revenue and could damage the reputation of our institutions.

The performance and reliability of our technology infrastructure is critical to our reputation and to our ability to attract and retain students. We license the software and related hosting and maintenance services for our online platform and our student information system from third-party software providers. Any system error or failure, or a sudden and significant increase in bandwidth usage, could result in the unavailability of systems to us or our students. Any such system disruptions could impact our ability to generate revenue and affect our ability to access information about our students and could also damage the reputation of our institutions.

A decline in the overall growth of enrollment in postsecondary institutions, or in our core disciplines or in the number of students seeking degrees online, could cause us to experience lower enrollment at our schools, which could negatively impact our future growth.

According to a March 2009 report from the National Center for Education Statistics, or NCES, enrollment in degree-granting, postsecondary institutions is projected to grow 10.0% over the ten-year period ending fall 2017 to approximately 20.1 million. This growth is slower than the 25.8% increase reported in the prior ten-year period  ended in fall 2007, when enrollment increased from 14.5 million in 1997 to 18.2 million in 2007. Similarly, a 2008 study by Eduventures, LLC, projects a compound annual growth rate of 12.5% in online postsecondary education enrollment over the five-year period ending fall 2013, which represents an aggregate increase in online enrollment of 1.5 million. This growth is slower than the 25.3% compound annual growth rate in the prior five-year period ending fall 2008, which represented an aggregate increase in online enrollment of 1.3 million. In addition, according to a March 2008 report from the Western Interstate Commission for Higher Education, the number of high school graduates that are eligible to enroll in degree-granting, postsecondary institutions is expected to peak at approximately 3.3 million for the class of 2008, falling in the period between 2007—08 and 2013—14 by about 150,000 in total before resuming a growth pattern for the foreseeable future thereafter. Although, as of June 30, 2009, only 21% of our students were enrolled in degree granting programs (primarily at the associate’s degree level), our strategy is to expand our degree granting offerings. In order to increase our current growth rates in degree granting programs, we will need to attract a larger percentage of students in existing markets and expand our markets by creating new academic programs. In addition, if job growth in the fields related to our core disciplines is weaker than expected, as a result of any regional or national economic downturn or otherwise, fewer students may seek the types of diploma or degree granting programs that we offer and seek to offer. Our failure to attract new students, or the decisions by prospective students to seek diploma or degree programs in other disciplines, would have an adverse impact on our future growth.

Sales of a substantial amount of our common stock could result in a change in control of our schools, which could require any affected schools to reaffirm their DOE approvals, state authorizations and accreditations and their ability to participate in Title IV Programs.

A significant disposition of our common stock could result in a change in control under the standards of the DOE and applicable state education agencies and accrediting commissions. The DOE, most state education agencies and our accrediting commissions have standards pertaining to the change in control of schools, which are not uniform and are subject to interpretation by these respective agencies. A change in control under the definition of one of these agencies would require the affected school to reaffirm the applicable DOE approval, state authorization or accreditation. Each school that undergoes a change in control under the standards of the DOE must apply for recertification for continued ability to participate in Title IV Programs. Some agencies would require approval prior to a sale or disposition that would result in a change in control in order to maintain authorization or accreditation. The requirements to obtain such reaffirmation from the states and our accrediting commissions vary widely.

DOE regulations describe some transactions that constitute a change in control, including the transfer of a controlling interest in the voting stock of an institution or the institution’s parent corporation. For a publicly traded corporation, DOE regulations provide that a change in control occurs in one of two ways: (a) if a person acquires ownership and control of the corporation so that the corporation is required to file a Current Report on Form 8-K with the Securities and Exchange Commission disclosing the change in control or (b) if the corporation has a stockholder that owns at least 25% of the total outstanding voting stock of the corporation and is the largest stockholder of the corporation, and that stockholder ceases to own at least 25% of such stock or ceases to be the largest stockholder. The offering by the selling stockholder of the shares covered by this prospectus supplement will not result in either of the events described above and therefore would not constitute a change in control under the DOE regulations.

We have received written confirmation from all but four of the state education agencies that license our institutions in the states in which those institutions are physically located that this offering of shares of our common stock by the selling stockholder in this offering would not constitute a change in control requiring agency approval. We have received oral confirmation that this offering will not constitute a change in control, and are awaiting written confirmation regarding whether this transaction will constitute a change of control, from the Maryland Higher Education Commission and Florida Commission of Independent Education. We have received written confirmation from the Illinois Board of Higher Education and are awaiting confirmation regarding whether this transaction will constitute a change of control from the Illinois State Board of Education. We are awaiting confirmation regarding whether this transaction will constitute a change of control from the Kentucky State Board of Education. While we do not believe that the sale of shares of our common stock by the selling stockholder in this offering would constitute a change in control under the standards of these four remaining state agencies, we cannot assure you that those agencies will agree or provide written confirmation and not require our schools to obtain approvals in order to continue operating in those states.

If the Kentucky or Illinois agency were to determine that the offering would result in a change of control, we would be required to obtain approval after the completion of the offering.  If the Maryland agency failed to confirm that the offering would not result in a change of control, we would be required to obtain approval prior to the completion of the offering.  If the Florida agency failed to confirm that the offering would not result in a change of control, we would be required to obtain approval from the Florida agency.   The Florida agency has informed us orally that approval of a change of control would not be required until after the completion of a change of control.  Our failure to obtain any of the foregoing approvals could result in the loss of our licensure in the applicable state or require us to reapply for licensure.

The offering will constitute a change in ownership under the standards of the Accrediting Council for Independent Colleges and Schools, or ACICS, which is one of our four institutional accrediting agencies. Each of our ACICS accredited schools will be required to obtain reinstatement of its accreditation and approval of the change in ownership resulting from the offering, after the completion of the offering. The Accrediting Commission of Career Schools and Colleges of Technology, or ACCSCT, has informed us in writing that this offering will not constitute a change in ownership under its standards. We are seeking confirmation from ABHES, another of our four accrediting agencies, that the offering will not constitute a change in ownership requiring their approval. If ABHES determines that the offering is a change in ownership, our ABHES accredited schools will not be required to apply for and obtain ABHES approval until after the completion of the offering. We have received oral confirmation, and are awaiting written confirmation, from the New England Association of Schools and Colleges, or NEASC, that the offering will not constitute a change in ownership requiring NEASC approval. If NEASC determined that the offering is a change in ownership, our NEASC accredited schools would be required to apply for and obtain approval prior to the completion of the offering, and our failure to obtain approval prior to the completion of the offering could result in the loss of our accreditation or require us to reapply for our accreditation.

We cannot assure you that each of the aforementioned state and accrediting agencies would approve any applications they will or may require in connection with the offering.

In addition, future sales by the selling stockholder, other stockholders or us may result in a change in control under any of the DOE or state authorization and accreditation standards. See “Business— Regulatory Environment—Change of Control” and “Risk Factors—Risks Related to Our Industry” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN EDUCATIONAL SERVICES CORPORATION

Date: September 21, 2009

	By:	/s/ Cesar Ribeiro
		Name:	Cesar Ribeiro
		Title:	Senior Vice President, Chief Financial
Officer and Treasurer